                                                                EXHIBIT (10)(hh)





                       ALLBRITTON COMMUNICATIONS COMPANY



           ----------------------------------------------------------


                            ACQUISITION OF ASSETS OF

                               TELEVISION STATION

                 WHTM-TV, CHANNEL 27, HARRISBURG, PENNSYLVANIA


          -----------------------------------------------------------


                                OCTOBER 12, 1995

DOCUMENTS                                                                                          TAB
---------                                                                                          ---
Asset Purchase Agreement between
WHTM-TV, Inc. ("Seller") and
Allbritton Communications Company ("Buyer") . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

      Exhibit A        Assignment of Leases

      Exhibit B        Bill of Sale

      Exhibit C        Assignment of Licenses

      Exhibit D        Assignment of Contracts

      Exhibit E        Special Warranty Deed

      Exhibit F        Opinion of Seller's Corporate Counsel and
                       Opinion of Seller s FCC Counsel

      Exhibit G        Assumption Agreement

      Exhibit H        Opinion of Buyer's Counsel

      Exhibit I        Deposit Escrow Agreement


Schedules to Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Deposit Escrow Agreement between Buyer,
Seller and State Street Bank and Trust Company  . . . . . . . . . . . . . . . . . . . . . . . . .  3

Letter Agreement between Buyer and Seller
(regarding approval by Seller s Board of Directors) . . . . . . . . . . . . . . . . . . . . . . .  4

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is entered into as of this 12th day of October, 1995 by and between WHTM-TV, INC., a Pennsylvania corporation ("Seller"), and ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation, or its permitted assignee ("Buyer").

         WHEREAS, Seller owns and operates Television Station WHTM-TV, Channel 27, Harrisburg/Lancaster/Lebanon/York, Pennsylvania, together with certain auxiliary facilities (collectively, the "Station"); and

         WHEREAS, Buyer desires to purchase from Seller all the Assets (as hereinafter defined), and Seller desires to sell all the Assets to Buyer, all in accordance with and subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

         1. DEFINITIONS AND REFERENCES. As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

         "Accounts Receivable" means all accounts receivable with respect to the Station as of the end of the broadcast day immediately preceding the Closing Date.

         "Additional Agreements" shall have the meaning set forth in Section 7.01(e).

         "Adjustment Closing" means the post-closing adjustment session scheduled to be held on the thirtieth (30th) day following the Closing Date.

         "Applications" shall have the meaning set forth in Section 5.

         "Assets" means the Station and all real, personal and mixed assets, both tangible and intangible (including the business of the Station as a "going concern"), wherever located, owned or held by Seller and which are used or useful in the business and operation of the Station, but not including any cash, cash equivalents, Accounts Receivable, inter-company receivables or the claim by Seller referenced in paragraph 1 of Schedule 3.03. Subject to the provisions of Section 7, Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between that date and the Closing Date, and shall include, without limitation, all of Seller's right, title and interest in and to the following assets:

             (a)  In that certain real property set forth and described in
Schedule 1(a).

             (b) In the leasehold interests in that certain real property described in Schedule 1(b).

             (c) In all buildings, structures, fixtures, and other improvements now or hereafter actually or constructively attached to the Property, and all modifications, additions, restorations, or replacements of the whole or any part thereof, including, without limitation, those described in Schedules 1(a) and 1(b) (the "Improvements").

             (d) As landlord (whether named as such therein or by assignment or otherwise) in all leases and subleases, if any, of the Property and the Improvements now existing or at any time hereafter made, and any and all amendments, modifications, supplements, renewals and extensions thereof, together with all rents, royalties, security deposits, revenues, issues, earnings, profits, income and other benefits of the Property or the Improvements now due or hereafter to become due with respect to the Property or the Improvements or any part thereof.

             (e) In and to all streets, roads and public places, opened or proposed, and all easements and rights of way, public and private, rights and appurtenances, now or hereafter used in connection with, or belonging, incident or appertaining to, the Property or the Improvements.

             (f) In all furniture, fixtures, furnishings, machinery, equipment, inventory, supplies, antenna installations, towers and other property, including, without limitation, those described in Schedule 1(f).

             (g) In all of the Licenses (as hereinafter defined) for the Station as more fully described in Schedule 1(g).

             (h) In all of the copyrights, trademarks and trade names (including any and all applications, registrations, extensions and renewals relating thereto), and all of the rights associated therewith, including, without limitation, those described in Schedule 1(h) and Seller's rights to the call letters for the Station.

             (i) In all contracts, agreements, leases and other intangible assets, including, without limitation, those trade-out agreements and other contracts, agreements and leases described in Schedule 1(i).

             (j) In all deposits and prepaid expenses, including, without limitation, those described in Schedule 1(j).

             (k) In all automotive equipment and motor vehicles, including, without limitation, those described in Schedule 1(k).

             (l) In all engineering, business and other books, papers, files and records, but not the articles of incorporation, by-laws, minute books, stock transfer records, or other corporate records of Seller.

             (m) In all translators, earth stations, business radio licenses and other auxiliary facilities, and all applications therefor.

         "Assignment of Contracts" means that certain Assignment of Contracts, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit D.

         "Assignment of Leases" means that certain Assignment of Leases, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit A.

         "Assignment of Licenses" means that certain Assignment of Licenses, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit C.

         "Assumption Agreement" means that certain Assumption Agreement dated the Closing Date and executed by Buyer and Seller, substantially in the form attached hereto as Exhibit G.

         "Bill of Sale" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit B.

         "Claims" shall have the meaning specified in Section 17.05.

         "Closing" means the closing of the purchase, assignment and sale of the

Assets contemplated hereunder.

         "Closing Date" means the time and date on which the Closing takes place, as established by Section 11.01.

         "Commission" means the Federal Communications Commission.

         "Deed" means the special warranty deed of Seller, substantially in the form attached hereto as Exhibit E.

         "Deposit" shall have the meaning specified in Section 2.02.

         "Deposit Escrow Agent" means State Street Bank and Trust Company.

         "Deposit Escrow Agreement" means that certain Escrow Agreement dated as of the date hereof among Buyer, Seller and the Deposit Escrow Agent, in the form of Exhibit I attached hereto.

         "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.

         "FCC Order" means an order or orders of the Commission, or of the Commission staff, acting under delegated authority, consenting to the assignment to Buyer of the Licenses for the Station, as proposed in the Applications therefor, without conditions which are materially adverse to Buyer or Seller or which in any way diminish the operating rights with respect to the Assets and the Station, except any such conditions expressly accepted by Buyer or Seller, as the case may be, in writing.

         "Final Order" means the FCC Order(s) as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been timely filed.

         "Indemnified Party" and "Indemnifying Party" shall have the respective meanings specified in Section 17.05.

         "Letter Agreement" means that certain Letter Agreement dated October 2, 1995, between Buyer and Price Communications Corporation, the sole shareholder of Seller.

         "Licenses" means all of the licenses and other authorizations issued by the Commission for the operation of the Station, as set forth in Schedule 1(g).

         "Property" means, collectively, that certain real property described in Schedule 1(a) and the leasehold interests in that certain real property described in Schedule 1(b).

         "Purchase Price" shall have the meaning specified in Section 2.02.

         "Station Contracts" shall have the meaning set forth in Section 3.10.

         "Survey" means the surveys for all parcels of real property described on Schedule 1(a), each of which shall be prepared by a registered land surveyor licensed in the Commonwealth of Pennsylvania (the "Surveyor"), certified by the Surveyor to Buyer and Buyer's lender, and showing (a) the location of all lot and street lines, (b) the location of encroachments, overhangs or projections by buildings or improvements erected on adjacent lands or on such real property, (c) means of ingress and egress to public roads, (d) the location of all utility and other easements, rights of way, set-back lines and other matters of record affecting such real property;
(e) a description and the location of all existing improvements (including parking areas), and (f) such other facts and information as Buyer may reasonably require.

         "Title Insurance Commitment" means an irrevocable title insurance commitment issued by a reputable title insurance company acceptable to Buyer and licensed in the Commonwealth of Pennsylvania with respect to the real property described in Schedule 1(a) for (i) an owner's policy of title insurance (on ALTA Form B 1970), showing fee simple title to the real property described in Schedule 1(a) in Buyer, subject to the Encumbrances set forth in
Schedule 3.05(b)(ii), with no general survey exception, and (ii) a full-coverage mortgagee policy of title insurance (on the ALTA 1970 form), naming Buyer's lender as the insured party, with no general survey exception, insuring that the mortgage of Buyer's lender constitutes a valid and recorded first lien on a good and marketable fee simple interest in the real property described in Schedule 1(a), subject to the Encumbrances set forth in Schedule 3.05(b)(ii) and providing full protection against filed and unfiled mechanics' and materialmen's liens. The dollar amount of each policy shall be equal to the amount of consideration allocated to the real property pursuant to Section 12.

         All references to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.

         2. SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; PAYMENT OF PURCHASE PRICE; ASSUMPTION OF LIABILITIES.

              2.01 ASSET SALE. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing.

              2.02 ESCROW DEPOSIT. For and in partial consideration of the execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement, Buyer is delivering to the Deposit Escrow Agent an irrevocable stand-by letter of credit in the amount of One Million Dollars ($1,000,000), to be held and disbursed by the Deposit Escrow Agent as an earnest money deposit (the "Deposit"), subject to the terms and conditions of the Deposit Escrow Agreement.

              2.03 PURCHASE PRICE. For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities as set forth in Section 2.05, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, a purchase price (the "Purchase Price") equal to ONE HUNDRED THIRTEEN MILLION DOLLARS ($113,000,000), as adjusted by the net amount of the adjustments provided in Section 14. The Purchase Price shall be payable as described in Section 2.04. The Purchase Price shall be allocated among the Assets in accordance with Section 12.

              2.04 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by Buyer to Seller at the Closing by wire transfer of federal funds to an account in the United States which will be identified by Seller not less than three (3) days prior to the Closing Date.

              2.05 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume only the following liabilities and obligations of Seller (the "Assumed Liabilities"): (a) the liabilities and obligations of Seller to be performed after the Closing Date under the contracts, agreements and leases set forth and described in Schedules 1(b) and 1(i) (or not required to be disclosed on such Schedules under the first sentence of Section 3.10), (b) the liabilities and obligations of Seller to be performed after the Closing Date under any contracts, agreements and leases which are entered into after the date hereof (in compliance with Section 7) and which are identified in the certificate referred to in Section 11.02(c), and (c) the items for which Buyer receives an adjustment credit under Section 14 below. Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Seller except as specified in this Section 2.05.

              2.06 401(k) ACCOUNTS. Prior to the Closing Date, Buyer and Seller shall agree upon a mutually acceptable arrangement with respect to the transfer of the 401(k) accounts of those employees of the Stations who will be employed with Buyer after the Closing Date to accounts under Buyer's 401(k) plan. Notwithstanding anything to the contrary contained herein, none of the employees of Seller shall have any third party beneficiary or other rights or benefits under or in connection with this Agreement.

         3. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants to Buyer as follows:

              3.01 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Neither the nature of the business conducted by Seller, nor the character of the properties owned, leased or otherwise held by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller has the full and unrestricted power and authority, corporate and otherwise, to own, lease and operate the Assets, to carry on its business as now conducted, and to enter into and perform the terms of this Agreement, the agreements, and instruments referred to herein, and the transactions contemplated hereby and thereby.

              3.02 AUTHORIZATION. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with its respective terms. Except as specified in Section 3.05, the execution, delivery and performance by Seller of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.

              3.03 LITIGATION; COMPLIANCE WITH LAW. There is no action, suit, investigation, claim, arbitration or litigation pending or, so far as Seller knows, threatened against or involving either Seller, the Assets, the Station or the Station s business and operations, at law or in equity, or before or by any court, arbitrator or governmental authority, and neither Seller nor the Station is operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority, except for those listed in Schedule 3.03. Seller has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Seller, to the Assets, to the Station and to its business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. Seller has obtained all material permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct the operation of the Station as presently conducted and to own, use and maintain the Assets.

              3.04  FINANCIAL STATEMENTS AND CONDITION; LIABILITIES.

                   3.04(a) Seller has prepared and/or furnished to Buyer the balance sheets of Seller as of the dates specified on Schedule 3.04(a), and the statements of income, stockholders' equity and changes in financial position for the periods specified on Schedule 3.04(a). All of the financial statements, including, without limitation, the notes thereto, referred to in
Schedule 3.04(a) or furnished to Buyer after the date hereof pursuant to this
Agreement:  (i) are in accordance with the books and records of the Seller,
(ii) are true, correct and complete in all material respects and present fairly the financial position of Seller as of the respective dates and the results of operations and changes in cash flow for the respective periods indicated, and
(iii) except for the absence of footnotes, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. All deposits and prepaid expenses, if any, included as assets of Seller represent bona fide deposits or payments theretofore made by Seller, the benefit and advantage of which will be obtained and enjoyed by Seller and, after the Closing Date, by Buyer.

                   3.04(b) Except as reflected in the balance sheets as of August 31, 1995, including the notes thereto or otherwise disclosed in this Agreement or the Schedules hereto, and except for the current liabilities incurred in the ordinary course of business of the Station since August 31, 1995, there exist no liabilities of Seller, contingent or absolute, matured or unmatured, known or unknown. Since August 31, 1995, (i) Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise), except in the ordinary course of business and consistent with past business practices, (ii) there has not been any discharge or satisfaction of any obligation or liability owed to Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, or (iii) there has not occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the Assets or in the condition (financial or otherwise) of the Station.

              3.05 ASSETS; CONSENTS.

                   3.05(a) The Assets to be acquired at the Closing constitute all of the real, personal, and mixed assets, both tangible and intangible, that are used, held for use or necessary for the business and operations of the Station as presently conducted.

                   3.05(b) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable, and (in the case of owned real property) insurable title to the Assets, free and clear of any Encumbrances, except for and subject only to (i) liens for real estate taxes and water and sewer rents not yet due and payable, (ii) existing easements and other Encumbrances of record on real property set forth on
Schedule 3.05(b)(ii), and (iii) those encumbrances set forth in Schedule 3.05(b)(iii), which shall be removed prior to or contemporaneously with the Closing Date.

                   3.05(c) On the Closing Date, Buyer shall acquire good and marketable and (in the case of owned real property) insurable title to, and all right, title and interest in, the Assets. The Assets shall be acquired free and clear of all Encumbrances, except for and subject only to liens for real estate taxes and water and sewer rents not yet due and payable and existing easements and other Encumbrances of record on real property set forth on
Schedule 3.05(b)(ii).

                   3.05(d) All of the Assets to be transferred hereunder are transferable by Seller by Seller's sole act and deed, and no consent on the part of any other person is necessary to validate the transfer to Buyer, except
(i) the Licenses described in Schedule 1(g) are not assignable without the consent of the Commission as provided by law, (ii) certain of the Station Contracts described in Schedules 1(b) and 1(i), as specified in Schedule 3.05(d), may be assigned only with the consent of third parties, and (iii) the pre-merger notification clearance required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                   3.05(e) The Property and all of the Improvements have direct and unobstructed access to all public utilities necessary for the uses to which the Property and all of the Improvements are presently devoted by Seller and to a public street. No portion of the Property or any Improvements is the subject of, or affected by, any condemnation or eminent domain proceedings currently instituted or pending, and so far as Seller knows, no such proceedings are threatened. The Property and the Improvements are not subject to any covenant or other restriction preventing or limiting Seller's right to convey Seller's right, title and interest in the Property and the Improvements or, except as set forth in the Encumbrances set forth in Schedule 3.05(b)(ii), to use the Property and the Improvements for the various purposes for which the Property and the Improvements are being used.

              3.06 CONDITION OF TANGIBLE ASSETS. All tangible Assets are in good operating condition and repair(reasonable wear and tear excepted), and are suitable, adequate and fit for the uses for which they are intended or are being used; and (except as set forth on Schedule 3.06) the present use of such Assets do not violate in any material respect any applicable licenses, statutes, or building, fire, zoning, health and safety or any other laws or regulations. Without limiting the foregoing, such tangible assets and operations thereof do not result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels With Respect to Human Exposure to Radio Frequency Electromagnetic Fields, 300 KHz to 100 GHz," issued by the American National Standards Institute.

              3.07 TRADEMARKS; LICENSES. Schedule 1(h) contains a true and complete listing of all franchises, licenses, trademarks, trade names, copyrights and applications therefor owned or licensed by or registered in the name of Seller and used or held for use in the business and operations of the Station, other than the Licenses, all of which are transferable to Buyer by the sole act and deed of Seller; and no consent on the part of any other person is necessary to validate the transfer to Buyer. Seller pays no royalty to anyone under any of the foregoing. Seller owns or possesses all rights to use all franchises, licenses, service marks, trademarks, trade names, copyrights, patents and applications therefor necessary to the conduct of the business of the Station. Seller does not have any knowledge nor has Seller received any notice to the effect that any service rendered by Seller relating to the business of the Station may infringe on any trademark, service mark, trade name, copyright, patent, trade secret or legally protectable right of another.

              3.08 LICENSES. The Licenses for the Station are valid through the dates set forth on Schedule 1(g), and there are no orders, complaints, proceedings or investigations, pending or, so far as Seller knows, threatened, which would affect the validity of the Licenses.

              3.09 REPORTS AND RECORDS. All returns, reports and statements relating to the Station currently required to be filed by Seller with the Commission or any other governmental instrumentality have been filed and complied with and are true, correct and complete in all material respects except as set forth on Schedule 3.09. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects except as set forth on
Schedule 3.09. All documents required by the Commission's rules to be placed in the Station s public files have been placed and are being held in such files. All logs and business records of every type and nature relating to the business and operations of the Station, including but not limited to political and public record files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns, operator agreements and other records pertaining to the business and operations of the Station have been maintained in all material respects in accordance with good business practices and the rules of the Commission and are at the Station.

              3.10 CONTRACTS. The contracts, agreements and leases set forth and described in Schedules 1(b), and 1(i) are all of the contracts, agreements, leases and commitments (both written and oral) relating to the Assets, to the Station or to the business and operations thereof, other than (i) contracts for the sale of advertising for cash, incurred in the ordinary course of the Station's business for a term less than thirty (30) days, and (ii) other contracts or commitments which do not require payments of more than $10,000 each or $100,000 in the aggregate. Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies or descriptions of all contracts, agreements, leases and commitments (and all amendments and modifications thereto) relating to the Assets, the Station or to the business and operations thereof (collectively, the "Station Contracts"), except for the contracts described above in clause (i) of this Section 3.10. The unperformed obligations ascertainable from the terms on the face of the Station Contracts are the existing unperformed obligations thereunder. Each

Station Contract (including, without limitation, the ABC Network Affiliation agreement) is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto. Seller (and to the best of Seller's knowledge) the other parties thereto have complied in all material respects with all of the provisions of the Station Contracts and are not in material default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. There has not been (to the best of Seller's knowledge with respect to the performance by parties other than Seller) (i) any material failure of any party to any Station Contract to comply with all provisions thereof, (ii) any material default by any party thereunder, (iii) any threatened cancellation thereof, (iv) any material outstanding dispute thereunder, or (v) any reasonable basis for any material claim of breach or default thereunder. Seller has no reason to believe that the ABC Network Affiliation Agreement described in Schedule 1(i) will not continue to be renewed by the network as customary in the past.

              3.11 CONFLICTS. Except as set forth in Schedule 3.11, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller, to the Assets or to the Station, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of

Seller's articles of incorporation or bylaws, or any material contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Station is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

              3.12 RELATED PARTIES. Neither Seller nor any shareholder, officer or director of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Assets or the Station, and no shareholders of Seller has entered into any transactions with Seller relating to the Assets or the Station, except for those set forth in Schedule 3.12.

              3.13 TAXES. The Seller has timely filed with all appropriate governmental agencies all federal, state, commonwealth, local, and other tax or information returns and tax reports (including, but not limited to, all income tax, unemployment compensation, social security, payroll, sales and use, profit, excise, privilege, occupation, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or of any state or any commonwealth or any municipal entity or of any political subdivision with valid taxing authority) due for all periods ended on or before the date hereof. Seller has paid in full all federal, state, commonwealth, foreign, local and other governmental taxes, estimated taxes, interest, penalties, assessments and deficiencies (collectively, "Taxes") which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. Such returns and forms are true, correct and complete in all material respects, and Seller has no liability for any Taxes in excess of the Taxes shown on such returns. Seller is not a party to any pending action or proceeding, and ,to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for assessment or collection of any Taxes, and no unresolved claim for assessment or collection of any Taxes has been asserted against Seller.

              3.14 EMPLOYEE BENEFIT PLANS.

                   3.14(a) Except as described in Schedule 3.14(a), neither Seller nor any Affiliates (as defined below) have at any time established, sponsored, maintained, or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring them to establish, maintain, sponsor, or make any contribution to, (1) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")) ("Pension Plan"); (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement ("Other Plan"). Seller and the Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known, and whether due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or Other Plan that is not listed in Schedule 3.14(a). For purposes of this Section 3.14, the term "Affiliate" shall include all persons under common control with Seller within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or

Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

                   3.14(b) Each plan or arrangement listed in Schedule 3.14(a) (and any related trust or insurance contract pursuant to which benefits under such plans or arrangements are funded or paid) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations thereunder, and other applicable law. Each Pension Plan listed in Schedule 3.14(a) has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and nothing has occurred or been omitted since the date of the last such determination that resulted or could result in the revocation of such determination. Seller and the Affiliates have made all required contributions or payments to or under each plan or arrangement listed in Schedule 3.14(a) on a timely basis and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements that have not been made because they are not yet due.

                   3.14(c) The consummation of this Agreement (and the employment by Buyer of former employees of Seller or any employees of an Affiliate) will not result in any carryover liability to Buyer for taxes, penalties, interest or any other claims resulting form any employee benefit plan (as defined in Section 3(3) of ERISA) or Other Plan. In addition, Seller and each Affiliate make the following representations (i) as to all of their Pension Plans: (A) neither Seller nor any Affiliate has become liable to the PBGC under ERISA under which a lien could attach to the assets of Seller or an Affiliate; (B) Seller and each Affiliate has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; and (C) Seller and each Affiliate has not made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA, and (ii) all group health plans maintained by the Seller and each Affiliate have been operated in material compliance with Section 4980B(f) of the Code.

                   3.14(d) The parties agree that Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with, any Pension Plan, any Welfare Plan, or Other Plan maintained by Seller or an Affiliate for its employees, former employees, retirees, their beneficiaries or any other person. In addition and not as a limitation of the foregoing covenant, the parties agree that Seller and such Affiliate shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events which occur on or before Closing Date. Buyer shall be liable for any continuation coverage required by Section 4980B of the Code due to qualifying events that occur after the Closing Date resulting from the transaction contemplated by this Agreement.

              3.15 ENVIRONMENTAL MATTERS.

                   3.15(a) For purposes of this section, "Hazardous Materials" means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C.
Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or other applicable federal, state, or local laws, including any rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances in effect as of the date of this Agreement relating to the protection of human health and the environment (collectively "Environmental Laws"). "Hazardous Materials" includes but is not limited to polychlorinated biphenyls (PCBs), asbestos and lead-based paints.

                   3.15(b) Seller's Environmental Representations and Warranties. Seller hereby represents and warrants that except as set forth on
Schedule 3.15(b):

                         (i)  There are no pending or, to Seller's knowledge
threatened, actions, suits, claims, legal proceedings or any other proceedings based on Hazardous Materials or the Environmental Laws at the Property, or any part thereof, or otherwise arising from Seller's activities at the Property involving Hazardous Materials;

                         (ii)  To the best of Seller's knowledge, there are no
conditions, facilities, procedures or any other facts or circumstances which could reasonably give rise to claims, expenses, losses, liabilities, or governmental action against Buyer in connection with any Hazardous Materials present at or disposed of from the Property, including without limitation the following conditions arising out of, resulting from, or attributable to, the assets, business, or operations of Seller at the Property: (A) the presence of any Hazardous Materials on the Property or the release or threatened release of any Hazardous Materials into the environment from the Property; (B) the off-site disposal of Hazardous Materials originating on or from the Property or the business or operations of Seller; (C) the release or threatened release of any Hazardous Materials into any storm drain, sewer, septic system or publicly owned treatment works; (D) any noncompliance with federal, state or local requirements governing occupational safety and health, or presence or release in the air and water supply systems of the Property of any substances that pose a hazard to human health or an impediment to working conditions; or (E) any facility operations, procedures or designs, which do not conform to the statutory or regulatory requirements of any Environmental Laws.

                         (iii)  To the best of Seller's knowledge, neither
polychlorinated biphenyls nor asbestos- containing materials are present on or in the Property.

                         (iv)  The property contains no underground storage
tanks, or underground piping associated with tanks, used currently or, to the best of Seller's knowledge, in the past for the management of Hazardous Materials.

              3.16 LABOR RELATIONS. There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its employees or agents or any union or collective bargaining unit. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including without limitation provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 3.16 hereto, there are no collective bargaining agreements or employment agreements between Seller and any of its employees. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 3.16 hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Seller has previously delivered to Buyer an accurate and complete list, dated as of September 30, 1995, of all employees of Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.

              3.17 BROADCAST OF PROGRAMMING. The motion pictures, feature films, and syndicated programs for which Seller has obtained broadcast rights have been scheduled and broadcast in the ordinary course of business, consistent with Seller's past business practices and with customary practices in the television broadcast industry.

              3.18 INSURANCE. Schedule 3.18 contains a list and brief description of all policies of title, property, fire, casualty, liability, life, workmen's compensation, business interruption and other forms of insurance of any kind relating to the Assets or the business and operations of the Station and owned or held by Seller. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance in all material respects by Seller with all requirements of law and of all agreements to which Seller is a party; (iii) are valid, outstanding, and enforceable policies; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the Station (including the business and operations thereof).

              3.19 DISCLOSURE. All facts known to Seller of material importance to the Assets, to the Station and to the business of Seller have been fully and truthfully disclosed to Buyer in this Agreement. No representation or warranty by Seller and no certificate, Schedule or Exhibit to be furnished or delivered to Buyer pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

         4. REPRESENTATIONS AND WARRANTIES BY BUYER. Buyer represents, warrants and covenants to Seller as follows:

              4.01 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and by the Closing Date will be duly qualified to do business as a foreign corporation in Pennsylvania. Buyer has the full and unrestricted power and authority, corporate and otherwise, to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.

              4.02 AUTHORIZATION. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement consititutes, and upon execution and delivery each other agreement and instrument will consititute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms. Except for the consent of the Commission to the assignment to Buyer of the licenses described in Schedule 1(g), the pre-merger notification clearance required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any consents which may be required from certain lenders of Buyer as described in Schedule 4.02, the execution, delivery and performance by Buyer of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.

              4.03 QUALIFICATION AS LICENSEE. Buyer is legally and financially qualified to acquire the Station. Buyer knows of no reason why it should not be found by the Commission to be qualified under the Communications Act of 1934, as amended, and the Commission's rules and regulations to become the licensee of the Station, other than the requirement that Buyer obtain a waiver from the Commission of Section

73.3555 of the Rules to permit common ownership of Television Station WJLA-TV, Washington, D.C. and the Station. All information contained in Buyer's portion of the assignment of license application to be filed with the Commission will be true, correct and accurate in all material respects.

              4.04 LITIGATION; COMPLIANCE WITH LAW. There is no action, suit, investigation, claim, arbitration or litigation pending or, so far as Buyer knows, threatened against or involving Buyer, at law or in equity, or before or by any court, arbitrator or governmental authority, and Buyer is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority. Buyer has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Buyer and to its business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters.

              4.05 CONFLICTS. Except as set forth in Section 4.02, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Buyer's articles of incorporation or bylaws, or any material contract, agreement, lease, commitment, or understanding to which Buyer is a party or by which Buyer is bound.

              4.06 DISCLOSURE. All facts known to Buyer of material importance to Buyer and its business have been fully and truthfully disclosed to Seller in this Agreement. No representation or warranty by Buyer and no certificate, Schedule or Exhibit to be furnished or delivered to Seller pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

         5. APPLICATION FOR COMMISSION CONSENT. As promptly as practicable and no later than ten (10) business days following the execution of this Agreement, Seller and Buyer shall take all steps reasonably necessary to file and shall participate in the filing of applications with the Commission (the "Applications") requesting (i) its written consent to the assignment of the Licenses for the Station (and any extensions and renewals thereof) from Seller to Buyer and (ii) a request for a permanent waiver of Section 73.3555 of the Commission s rules (such waiver request to be prosecuted at Buyer's sole expense). Seller and Buyer will diligently take all necessary and proper steps, provide any additional information reasonably requested, and otherwise use their best efforts in order to obtain promptly the requested consent and approval of the Applications by the Commission, including defending the Applications against any petition to deny or informal objection; provided that neither of the parties hereto shall have any obligation to take any unreasonable steps to satisfy complainants, or to participate in any evidentiary hearing.

         6. HART-SCOTT-RODINO. As promptly as practicable and no later than thirty (30) days following the execution of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall mutually agree that no such filing is required. Seller and Buyer shall diligently take all necessary and proper steps and provide any additional information reasonably requested in order to comply with the requirements of such Act.

         7. COVENANTS AND AGREEMENTS OF SELLER. Seller covenants and agrees with Buyer as follows:

              7.01 NEGATIVE COVENANTS. Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, do or agree to do any of the following:

                   7.01(a) Dispositions; Mergers. Sell, assign, lease or otherwise transfer or dispose of any of the Assets or merge or consolidate with or into any other entity or enter into any negotiations or agreements relating thereto; provided, however, Seller may sell, assign, lease or otherwise transfer or dispose of any asset described in Schedule 1(f) if such asset is expended in the ordinary course of business, consistent with Seller's past business practices and with customary practices in the television broadcast industry, and property or equipment of like kind and equivalent value is substituted therefor.

                   7.01(b) Accounting Principles and Practices. Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices.

                   7.01(c) Trade-Outs. Enter into any trade-out agreement, or similar contract, commitment or understanding to provide broadcast time, except those which are in the ordinary course of business and consistent with Seller's past business practices (unless approved in writing by Buyer, which approval shall not be unreasonably withheld) and which can be and are performed completely prior to the Closing Date.

                   7.01(d) Broadcast Time Agreements. Enter into any broadcast time sales agreement, contract, commitment or understanding except those that are in the ordinary course of business and consistent with customary practices in the television broadcast industry.

                   7.01(e) Additional Agreements. Materially modify or amend any of the agreements listed in Schedule 3.05(d) (unless approved in writing by Buyer, which approval shall not be unreasonably withheld) which are marked by an asterisk or enter into any other agreements, contracts, leases, commitments, understandings, or licenses (collectively, "Additional Agreements"), or voluntarily incur (not in the ordinary course of business) any material obligation or liability (contingent or absolute); provided, however, that Seller may enter into such Additional Agreements in the ordinary course of business consistent with Seller's past business practices and with customary practices in the television broadcast industry, so long as such Additional Agreements (i) are approved in writing by Buyer (which approval shall not be unreasonably withheld) or (ii) do not involve payments or obligations in excess of Ten Thousand Dollars ($10,000) for each such Additional Agreement or One Hundred Thousand Dollars ($100,000) for all such Additional Agreements in the aggregate.

                   7.01(f) Breaches; Employment Contracts. Do or omit to do any act (or permit such action or omission) which will cause a material breach of any Station Contract; enter into or become subject to any employment (other than employment agreements for replacement employees, which agreements are approved in writing by Buyer, which approval shall not be unreasonably withheld), labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; increase the compensation payable or to become payable to any employee other than as contractually required or consistent with the Station's past practice; or pay or arrange to pay any bonus payment to any employee other than as contractually required or consistent with the Station's past practice.

                   7.01(g) Actions Affecting Licenses or Contracts. Take any action which may reasonably be expected to jeopardize the validity or enforceability of or material rights under the Licenses, the ABC Network Affiliation Agreement or any other material lease or contract.

                   7.01(h) Programming. Program or broadcast any motion picture, feature film or syndicated program, except in the ordinary course of business and consistent with Seller's past business practices.

                   7.01(i) Accounts. Accelerate the collection of or sell or assign any accounts receivable, or decelerate the payment of accounts payable, except in order to conform with Seller's past business practices.

              7.02 AFFIRMATIVE COVENANTS. Pending and prior to the Closing Date, Seller will:

                   7.02(a) Preserve Existence. Preserve its corporate existence and business organization intact, maintain its existing franchises and licenses, use its reasonable best efforts (without making additional payments not otherwise required) to preserve for Buyer its relationships with suppliers, customers, employees and others having business relations with Seller, and keep all Assets in their present condition, ordinary wear and tear excepted.

                   7.02(b) Normal Operations. Subject to the terms and conditions of this Agreement (including, without limitation, Section 7.01):
(i) carry on the business and activities of the Station, including without limitation, the sale of advertising time, entering into trade or barter arrangements, entering into other agreements, leases, commitments or understandings, or purchasing and scheduling of programming, in the usual and ordinary course of business consistent with Seller's past business practices and with customary practices in the television broadcast industry; (ii) pay or otherwise satisfy all obligations (cash and barter) of the Station as they come due and payable consistent with Seller's past practice; (iii) maintain all of its properties in customary repair, order and condition; and (iv) maintain its books of account, records, and files in substantially the same manner as heretofore.

                   7.02(c)  Maintain Licenses.  Maintain the validity of the

Licenses, and comply in all material respects with all rules and regulations of the Commission.

                   7.02(d) Network Affiliation. Use its reasonable best efforts (without making additional payments not otherwise required) to maintain in full force and effect Seller's present ABC Network Affiliation Agreement as to the Station (and any and all renewals thereof).

                   7.02(e) Payables. Pay all of its obligations, including, without limitation, obligations under the Station Contracts and under any such contracts that shall be entered into between the date hereof and the Closing pursuant to Section 7.01, as and when they become due and payable consistent with Seller's past practice.

                   7.02(f) Corporate Action. Take all corporate action under the law of the Commonwealth of Pennsylvania necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

                   7.02(g) Bulk Sales. Comply with all applicable bulk transfer and similar laws in connection with the transactions contemplated by this Agreement and the agreements and instruments called for hereunder.

                   7.02(h) Access; Environmental Audit. Give to Buyer and Buyer's authorized representatives full and complete access upon reasonable notice during normal business hours to Seller's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller's officers and employees; provided, however, with respect to access to the properties for the purpose of environmental inspection or due diligence the following procedures shall be followed. Buyer shall have the option at its expense to retain an environmental consultant reasonably acceptable to Seller to undertake a Phase I environmental assessment of the Station and the Assets (in accordance with a Phase I scope of work generally followed by nationally recognized environmental consulting firms or in accordance with the protocol established by the American Society for Testing and Materials ("ASTM"), Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527-93), and, if recommended by the environmental consultant in the Phase I assessment report, a Phase II assessment. A copy of the Phase I report shall be provided immediately upon receipt thereof by Buyer to Seller, but in no event not later than 35 days from the date hereof. The Phase II assessment (if recommended) may involve, among other things, intrusive sampling and testing of the soil and ground water, integrity testing of any underground storage tanks and/or an asbestos survey. The Phase II assessment, if any, shall be undertaken in accordance with a scope of work generally followed by nationally recognized environmental consulting firms or in accordance with the protocol established by ASTM, to be prepared by the environmental consultant and which shall be reasonably acceptable to Seller, a copy of which shall be furnished to Seller prior to undertaking the work. At the conclusion of the Phase II assessment scope of work, the environmental consultant shall prepare a Phase II assessment report, a copy of which shall be provided immediately upon receipt thereof by Buyer to Seller, but in no event not later than 65 days from the date hereof. Buyer shall complete its environmental assessment contemplated by this Section 7.02(h) no later than thirty (30) days from the date hereof (if only a Phase I report is obtained by Buyer) and no later than sixty (60) days from the date hereof (if a Phase II report is required by Buyer).

                   7.02(i) Other Information. Provide to Buyer all such other information and copies of documents concerning Seller, the operation of the Station, the Assets, and Seller's customers and suppliers as Buyer reasonably may request.

                   7.02(j) Insurance. Maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

                   7.02(k) Financial Statements. Provide Buyer with (i) unaudited monthly balance sheets, and statements of revenues and expenses reflecting the results of business and operations of the Station and of Seller for September 30,1995 and for each month thereafter, within twenty (20) days of the end of each such month and (ii) with unaudited statements of assets and liabilities and statements of revenues and expenses reflecting the results of the business and operations of the Station for the preceding twelve (12) months, within thirty (30) days of the end of the fiscal year. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.04.

                   7.02(l) Interruption in Broadcast Operations. Promptly notify Buyer in writing if the Station ceases to broadcast at its authorized power for more than 48 consecutive hours.

                   7.02(m) Consents. Use its reasonable best efforts (without the making of additional payments not otherwise required) (i) to obtain third party consents which are necessary to assign to Buyer those agreements on Schedule 3.05(d) which are marked with an asterisk and (ii) to obtain third party consents which are necessary for assignment of all other agreements listed on Schedule 3.05(d).; provided, however, this Section 7.02(m) shall not be construed to limit in any way the provisions of Section 9.02.

              7.03 CONFIDENTIALITY. Seller will use its best efforts to maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer; provided, however, that Seller shall have no such obligations with respect to confidential information that
(i) is a matter of public knowledge or (ii) has been or is hereafter publicly disclosed other than by or through Seller. In the event this Agreement is terminated, Seller will return to Buyer all documents, drafts, work papers, and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

              7.04 EMPLOYEES. For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing Date, Seller and its affiliates will not offer employment elsewhere than at the Station to any employee of Seller currently employed at the Station without the prior written approval of Buyer.

         8. COVENANTS AND AGREEMENTS OF BUYER. Buyer covenants and agrees with Seller as follows:

              8.01 CONFIDENTIALITY. Buyer will maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller;

provided, however, that Buyer shall have no such obligations with respect to confidential information that (i) is a matter of public knowledge or (ii) has been or is hereafter publicly disclosed other than by or through Buyer. In the event this Agreement is terminated, Buyer will return to Seller all copies in its possession of documents, drafts, work papers, and other material prepared or furnished by Seller relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement and the agreements and instruments called for hereunder.

              8.02 CORPORATE ACTION. Prior to the Closing, Buyer shall take all corporate action under the law of the State of Delaware necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

         9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

              9.01 REPRESENTATIONS AND COVENANTS. The representations and warranties of Seller made herein or in any certificate, Schedule or Exhibit called for hereunder shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the

Closing Date.

              9.02 CONSENTS. Seller shall have obtained prior to the Closing Date all consents necessary to effect valid assignments to Buyer of those contracts on Schedule 3.05(d) which are marked with an asterisk and all other non-contractual consents necessary to consummate the transactions contemplated hereby (except for the FCC Order which shall be governed by Section 9.04).

              9.03 DELIVERY OF DOCUMENTS. Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 11.02.

              9.04 FCC ORDER. The FCC Order shall have become a Final Order with respect to the Station.

              9.05 TITLE INSURANCE COMMITMENT AND SURVEY. Buyer shall have received the Title Insurance Commitment and Survey referred to in Section 1 for the real property described in Schedule 1(a), in form and substance reasonably satisfactory to Buyer; provided, however, Buyer shall determine whether the Title Insurance Commitment and Survey are satisfactory within thirty (30) days from the date hereof. In the event Buyer does not notify Seller within such thirty (30) day period that the Title Insurance Commitment and Survey are not satisfactory, this Section 9.05 shall be deemed to have been satisfied.

              9.06 LEGAL PROCEEDINGS. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement (but not including an action or proceeding instituted or threatened by Buyer).

              9.07 HART-SCOTT-RODINO. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

              9.08 ABSENCE OF MATERIAL CHANGE. Neither the Station nor the Assets shall have suffered a material adverse change since August 31, 1995, and there shall have been no changes since August 31, 1995 in the business, operations, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Station or of the Assets, except changes contemplated by this Agreement and changes which are not (either individually or in the aggregate) materially adverse to the Station.

         10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

              10.01 REPRESENTATIONS AND COVENANTS. The representations and warranties of Buyer made in this Agreement or in any certificate, Schedule or Exhibit called for hereunder shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

              10.02 DELIVERY OF DOCUMENTS. Buyer shall have delivered to Seller the Purchase Price and all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 11.03.

              10.03 FCC ORDER. The FCC Order shall have been issued with respect to the Station.

              10.04 LEGAL PROCEEDINGS. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

              10.05 HART-SCOTT-RODINO. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

         11.  THE CLOSING.

              11.01 CLOSING. Unless otherwise agreed by the parties hereto, the Closing hereunder shall be held on a date specified by Buyer within ten
(10) days following the date that the FCC Order becomes a Final Order. The Closing shall be held at 10:00 A.M. local time at the offices of Hogan & Hartson in Washington, D.C. or at such other time and place as the parties may agree.

              11.02 DELIVERY BY SELLER. At or before the Closing, Seller shall deliver to Buyer the following:

                   11.02(a) Agreements and Instruments. The following bills of sale, statements, assignments and other instruments of transfer, dated as of the Closing

Date, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets:

                         (i)  the Assignment of Leases;

                         (ii)  the Bill of Sale;

                         (iii)  the Assignment of Licenses;

                         (iv)  the Assignment of Contracts;

                         (v)  the Deed; and

                         (vi)  such other instruments or documents of transfer
as Buyer may reasonably request.

                   11.02(b) Consents. Copies of all consents obtained by Seller necessary to effect valid assignments to Buyer of all of the agreements listed on Schedule 3.05(d) which are marked with an asterisk and any other consents Seller has been able to obtain.

                   11.02(c) Certificate Concerning Interim Agreements. A certificate of Seller describing all broadcast time sales agreements made, all trade-out agreements entered into, and all other contracts, agreements and leases entered into by Seller between the date hereof and the Closing Date, and which in any event contain unperformed obligations on the Closing Date, and certifying that such agreements, contracts and leases were entered into in accordance with Section 7.01.

                   11.02(d) Corporate Resolutions. Copies of the resolutions of directors and shareholders of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this

Agreement and the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.

                   11.02(e) Officers' Certificate. A certificate of Seller signed by the President and the Secretary of Seller certifying that the representations and warranties of Seller made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing Date.

                   11.02(f) Opinion of Counsel. An opinion of counsel for Seller, dated the Closing Date, addressed to Buyer and to Buyer's lender, substantially in the form attached hereto as Exhibit F.

                   11.02(g) Escrow Instructions. Provide the Escrow Agent with escrow instructions in accordance with the Escrow Agreement instructing the Escrow Agent to release the Deposit to Buyer at the Closing.

                   11.02(h) Seller's IRS Form 8594. Internal Revenue Service Form 8594 completed by Seller in connection with the acquisition of the Assets by Buyer.

              11.03 DELIVERY BY BUYER. At or before the Closing, Buyer shall deliver to Seller the following:

                   11.03(a) Purchase Price. The Purchase Price in the amount and manner set forth in Section 2.

                   11.03(b)  Assumption Agreement.  The Assumption Agreement.

                   11.03(c) Corporate Resolutions. Copies of the resolutions of the directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the agreements and instruments called for hereunder, and the consummation of the transactions contemplated by this Agreement and by such agreements and instruments.

                   11.03(d) Officers' Certificate. A certificate of Buyer signed by the President and the Secretary of Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

                   11.03(e) Opinion. An opinion of counsel for Buyer, dated the Closing Date and addressed to Seller, substantially in the form attached hereto as Exhibit H.

                   11.03(f) Buyer's IRS Form 8594. Internal Revenue Service Form 8594 completed by Buyer in connection with the acquisition of the Assets by Buyer.

         12. ALLOCATION OF PURCHASE PRICE AMONG ASSETS. Seller and Buyer each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the Assets, as set forth in an appraisal of the tangible assets to be performed prior to the Closing (at Buyer's sole expense) by Bond & Pecaro, for purposes of all federal, state and other income tax returns filed by it or other tax payments made by it. Notwithstanding any other provision of this Agreement, the provisions of this Section 12 shall survive the Closing Date without limitation.

         13. ACCOUNTS RECEIVABLE. At Buyer's option, exercisable at the Closing, Buyer may purchase the Accounts Receivable at a purchase price equal to the face value thereof less a discount which shall be mutually acceptable to Buyer and Seller. In the event that Buyer does not exercise the aforementioned option, at the Closing Seller shall assign to Buyer, for purposes of collection only, all Accounts Receivable. Within five (5) business days after the Closing Date, Seller shall deliver to Buyer a complete statement of each Account Receivable, showing the name of the account debtor and the amount and age thereof. Buyer agrees to collect such Accounts Receivable for a period of one hundred twenty (120) days after the Closing Date (the "Collection Period"). On each of the 95th and 125th days following the Closing Date, Buyer shall furnish Seller with a list of and shall pay over to Seller the amounts collected during such portion of the Collection Period with respect to each Account Receivable, less agency, sales and representative commissions paid by Buyer. Any payment received by Buyer during the Collection Period from any customer with an account which is an Account Receivable shall be first applied in reduction of the Account Receivable unless the account debtor specifies that the amounts paid are to be used to satisfy an account which is not an Account Receivable. Promptly following the expiration of such 120-day period (and no later than the 125th day after the Closing), Buyer shall furnish Seller with a list of and shall reassign to Seller each Account Receivable which is uncollected. Buyer shall immediately pay over to Seller any amounts thereafter paid to Buyer with respect to each reassigned Account Receivable. Buyer shall use reasonable efforts to collect the Accounts Receivable but nothing herein contained shall obligate Buyer to bring suit or take any other legal action for the collection of any Account Receivable or to employ a collection agency in connection therewith. Buyer shall not have the right to compromise, settle or adjust the amount of any Account Receivable without the written consent of Seller. Upon the expiration of such 120-day period, reassignment of such Accounts Receivable and delivery of all payments due to Seller as described above, Buyer shall have no further obligation to Seller with respect to the Accounts Receivable.

         14.  ADJUSTMENTS.

              14(a) The Purchase Price shall be subject to adjustment on account of expenses of the Station that apply to periods both before and after the Closing Date. All income and expenses arising from the business and operations of the Station shall be prorated or allocated in cash between Buyer and Seller as of the end of the broadcast day immediately preceding the Closing Date at the Adjustment Closing. Such income and expenses shall include, without limitation, all assessments, taxes and other similar charges, general and special, ordinary and extraordinary, whether the same are then due or are payable thereafter (in installments or otherwise), or which have been confirmed by any public authority at the Closing Date; and all business and license fees, wages, salaries and other compensation paid to employees, prepaid expenses, taxes and utility expenses arising from the business and operations of the Assets, lease rental agreements, insurance, rents payable or receivable, prorations to the extent that Net Trade Liabilities of the Station at the Closing Date exceed Net Trade Liabilities of the
Station at September 30, 1995, and all other items normally prorated in the sale of the assets of a business and of a television broadcast station in particular. Net Trade
Liabilities shall mean the extent, if any, that liabilities of the Station exceed the benefits due the Station under trade out agreements. In addition, Buyer shall receive credit at the Adjustment Closing for the amount equal to the amount of any and all liabilities for advertising time to be provided after the Closing Date for which payment has been, is or will be made to Seller. For purposes of calculating any proration of ad valorem taxes, assessments, and similar taxes, (i) Seller s pro rata portion shall be determined by multiplying the total amount of such Taxes imposed for the entire taxable period that includes the Closing Date or the total amount of such Taxes paid in the entire taxable period immediately preceding such taxable period that includes the Closing Date, as the case may be, by a fraction the numerator of which is the number of days in that portion of the taxable period that includes the Closing Date which ends on the day before the Closing Date, and the denominator of which is the number of days in the entire taxable period that includes the Closing Date; and (ii) Buyer's pro rata portion shall be determined by subtracting Seller s pro rata portion (as determined in accordance with clause (i) of this sentence) from the total amount of such Taxes imposed for the entire taxable period that includes the Closing Date or the total amount of such Taxes paid in the entire taxable period immediately preceding such taxable period that includes the Closing Date, as the case may be.

              14(b) Notwithstanding the foregoing, (i) other than any adjustment necessary to prorate between Buyer and Seller any monthly license fees due and payable in the month during which the Closing takes place under any programming agreements assumed by Buyer, there shall be no adjustment between the parties with respect to Seller's rights to broadcast motion pictures, feature films and syndicated programs and (ii) there shall be an adjustment and Seller shall be liable for any vacation pay for unused vacation time due to any employees of Seller as of the Closing Date (it being understood that Seller may take such steps as it reasonably deems appropriate to cause employees to use vacation time prior to the Closing).

              14(c) On the Closing Date Seller shall deliver to Buyer an estimated Schedule of adjustments (the "Estimated Schedule of Adjustments").
To the extent that Buyer and Seller agree on the Estimated Schedule of Adjustments, any payment required thereunder by Buyer or Seller, as the case may be, shall be made on the Closing Date. Within thirty (30) days following the Closing Date, Buyer shall deliver to Seller a final Schedule of adjustments (the "Final Schedule of Adjustments") that shall set forth the adjustments contemplated by Section 14, taking into effect any payment made pursuant to the Estimated Schedule of Adjustments. Seller shall have thirty (30) days following receipt of the Final Schedule of Adjustments to notify Buyer either that it accepts or rejects the Final Schedule of Adjustments. If Seller provides notice of objection to the Final Schedule of Adjustments, the parties shall endeavor for a period of sixty (60) days to resolve such dispute in a mutually satisfactory manner. If Buyer and Seller are unable to reach agreement within such sixty (60)-day period, Buyer and Seller shall request a mutually acceptable nationally recognized independent public accounting firm to resolve the dispute and determine the Final Schedule of Adjustments. Such accounting firm shall, within thirty (30) days of such submission, deliver to Seller and Buyer a written report resolving the disputed matters, and its determination shall be final, conclusive and binding upon Buyer and Seller. Any payment required under the Final Schedule of Adjustments shall be made by interbank wire transfer in immediately available funds to the bank account designated by Buyer or Seller, as the case may be, within 3 days of the final determination of the Final Schedule of Adjustments. The parties shall cooperate with each other and such public accounting firm in order to facilitate the determination of the Final Schedule of Adjustments.

         15. POSSESSION AND CONTROL. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programs, shall be the sole responsibility of Seller; provided, however, Buyer shall be entitled to inspect the Assets as provided in Section 7.02(h) so that an uninterrupted and efficient transfer of ownership may be effected. On and after the Closing Date, Seller shall have no control over, or right to intervene or participate in, the business and operations of the Station.

         16. RISK OF LOSS. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller.
In the event of such loss or damage prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage (provided, however, if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer), or (b) defer the Closing Date until such restorations, replacements or repairs are made, and if necessary Seller shall join Buyer in requesting from the Commission any extensions of time in which to consummate that may be required to complete repairs (provided that no such deferral shall affect the right of Buyer to terminate this Agreement pursuant to the provisions of Section 18).

         17.  SURVIVAL; INDEMNIFICATION.

              17.01 SURVIVAL OF SELLER'S REPRESENTATIONS. Except as otherwise specified, the representations and warranties made by Seller in this Agreement or in any certificate, Schedule or Exhibit delivered pursuant hereto shall survive the Closing Date for a period of one (1) year, provided that Sections
3.13 and 3.15 shall survive the Closing Date for a period of three (3) years and the first sentence of Section 3.05(b) shall survive without limitation as to time, and the representations and warranties made by Seller shall also be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer, except that if Seller gives Buyer no later than fifteen (15) days before the Closing hereunder written notice disclosing in reasonable detail that any representation or warranty is untrue or incorrect, such untrue or incorrect representation or warranty shall not give rise to any claim for indemnification under this Section 17 (provided, Buyer shall have the rights and remedies specified under Sections 9.01 and 19.02).

              17.02 INDEMNIFICATION BY SELLER.

                   17.02(a)  Subject to the conditions and provisions of
Section 17.05, Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and attorneys' fees and disbursements ("Losses"), asserted against, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claim (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 2.05, arising out of, relating to or resulting from the business of Seller, or relating to or resulting from the Assets or the business and operations of the Station during the period prior to the Closing Date (including, without limitation, the liabilities, obligations or claims specified on Schedules 3.03 and 3.15(b)); (b) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement; or (c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to this Agreement. In the event of any indemnification of Buyer pursuant to this
Section 17.02(a), Buyer shall be entitled, in addition to its rights and remedies pursuant to this Agreement, or otherwise at law or in equity, to deduct the amount of such indemnification from any payment otherwise due or made to Buyer in connection with the transactions contemplated hereby.

                   17.02(b) Notwithstanding anything in this Agreement to the contrary, payments for Losses of the nature described in Section 17.02(a) above need be made only if and to the extent that all such Losses aggregate more than $200,000; provided, however, the matter described in item 1 of Schedule 3.03. shall not be subject to the foregoing limitation.

              17.03 SURVIVAL OF BUYER'S REPRESENTATIONS. The representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date for a period of one (1) year, and shall also be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of Seller.

              17.04 INDEMNIFICATION BY BUYER.

                   17.04(a)  Subject to the conditions and provisions of
Section 17.05, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all Losses, asserted against, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (i) any liability, obligation, or claims (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by Buyer hereunder; (ii) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement; or (iii) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement.

                   17.04(b) Notwithstanding anything in this Agreement to the contrary, payments for Losses of the nature described in Section 17.04(a)(ii) and (iii) above need be made only if and to the extent that all such Losses aggregate more than $200,000.

              17.05 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 17, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:

                   17.05(a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof.

                   17.05(b) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim.

                   17.05(c) In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof).

                   17.05(d) Anything in this Section 17.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Claim.

                   17.05(e)  The provisions of Sections 17.01, 17.02(b) and
17.03 shall apply to any claims (and not only to claims based on contract) made by Buyer or Seller, as the case may be, in connection with the transactions contemplated hereby.

         18. TERMINATION. If (i) an FCC Order has not become a Final Order or the Closing has not occurred on or before nine (9) months following the date hereof,

(ii) the Commission designates the application contemplated by Section 5 for an evidentiary hearing, (iii) the Commission issues an order in connection with such application with conditions which are adverse to Buyer or which in any way diminish the operating rights with respect to the Assets and the Station (except any such conditions expressly accepted by Buyer in writing), (iv) the Commission issues an order in connection with such application with conditions which are adverse to Seller (except any such conditions expressly accepted by Seller in writing), or (v) there shall be a default as defined in Section 19, then in the event of (i), (ii), (iii) or (v) Buyer or, in the event of (i),
(ii), (iv) or (v) above, Seller may, upon written notice to the other party hereto, terminate this Agreement without any further obligation to the other hereunder, provided, that such notice of termination is given prior to the date of the Closing or the date on which such FCC Order shall have become a Final Order; and provided, further, that the party seeking to terminate this Agreement under this Section shall not be in default under this Agreement. In addition, Buyer shall have the right to terminate this Agreement without further obligation to Seller upon written notice to Seller in the event that Buyer determines (in Buyer's sole discretion) that the Phase I report or the Phase II report, if any, contemplated in Section 7.02(h) discloses materially adverse environmental conditions; provided, however, Buyer must exercise such right to terminate no later than thirty (30) days following the date hereof (if only a Phase I assessment is performed) or no later than sixty (60) days following the date hereof (if a Phase II assessment is performed). Upon termination of this Agreement pursuant to this Section 18, this Agreement shall be deemed null, void, and of no further force and effect

(except for the provisions of Sections 7.04, 8.01, and 22, which shall survive such termination) and except as provided in Section 19.

         19.  REMEDIES.

              19.01 DEFAULT BY BUYER. If Buyer shall default in the performance of its obligations under this Agreement in any material respect or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in Section 10 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder, Seller shall be entitled, by written notice to Buyer, to terminate this Agreement and as Seller's sole remedy under this Agreement to receive as liquidated damages the Deposit (and payment in full of the letter of credit constituting the Deposit), and upon such payment Buyer shall be discharged from all further liability under this Agreement.

              19.02 DEFAULT BY SELLER. If Seller shall default in the performance of Seller's obligations under this Agreement in any material respect, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Section 9 are not satisfied and for such reason or reasons this Agreement is not consummated, or if Seller fails to operate the Station at least seventy-five percent (75%) of its authorized power for longer than four (4) consecutive days, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder, Buyer shall be entitled, at Buyer's sole option:

                   (a) To require Seller to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or

                   (b) By written notice to Seller, to terminate this Agreement, to receive the immediate return of the Deposit, and to pursue any other remedies Buyer has at law or in equity or otherwise.

              19.03 SPECIFIC PERFORMANCE. Seller acknowledges that the Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of their obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

              19.04 CURE PERIOD. Unless otherwise provided herein, a default shall not be deemed to have occurred until thirty (30) days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an event of default and specifying the actions necessary to cure within such period.

              19.05 LIQUIDATED DAMAGES. Seller and Buyer have provided for liquidated damages as a remedy for Seller after having considered carefully the anticipated and actual harms and losses that would be incurred if Buyer defaults and thus fails to perform its obligations to close, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Seller will suffer in such event, and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy in such event.

         20. ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement. In addition, Seller will consult with and advise Buyer with respect to its progress on obtaining the third party contractual consents listed as required on Schedule 3.05(d). In the event that Seller is unable to obtain such consents, Seller will take reasonable steps (at no material expense) to provide Buyer with the benefits of such contracts through alternative sources.

         21. BROKERS. Seller represents to Buyer that Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing Date without limitation as to time.

         22. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, (a) Buyer and Seller shall share equally (i) all sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder, including, without limitation, any Pennsylvania sales, use, stamp, documentary, transfer or similar taxes imposed with respect to the sale of any motor vehicle or with respect to the transfer of any real property, (ii) the filing fees to the Commission in connection with the Applications, and (iii) all fees and expenses for the Survey and the Title Insurance Commitment, and
(b) Buyer shall pay all fees and expenses of the appraiser referred to in
Section 12 and all filing fees in connection with any filing under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended. This
Section 22 shall not be subject to the provisions of Sections 17.02(b) and 17.04(b).

         23. NOTICES. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by overnight courier), mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or telex addressed as follows:

              (i)  If to Buyer:

                   Allbritton Communications Company 800 17th Street, N.W. Suite 301 Washington, D.C. 20006 Attn.: Jerald N. Fritz, Esq.

              with a copy (which shall not constitute notice) to:

                   Hogan & Hartson
                   555 Thirteenth Street, N.W.
                   Washington, D.C.  20004
                   Attn.:  Marvin J. Diamond, Esq.

              (ii) If to Seller:

                   WHTM-TV, Inc.
                   c/o Price Communications Corporation
                   45 Rockefeller Plaza
                   New York, New York  10020
                   Attn.:  Mr. Robert Price

              with a copy (which shall not constitute notice) to:

                   Proskauer Rose Goetz & Mendelsohn LLP
                   1585 Broadway
                   New York, New York  10036
                   Attn.:  Peter Samuels, Esq.

or such other address as the addressee may indicate by written notice.

         Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         24. WAIVER. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         25. BENEFIT AND ASSIGNMENT. Except as hereinafter specifically provided in this Section 25, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller), and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller of its rights and obligations under this Agreement, whether before or after the Closing, release Seller from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer or to any entity in which the controlling shareholders of Buyer maintain control; provided that (i) such assignee assumes and agrees in writing with Seller to perform all of Buyer's obligations hereunder under documentation reasonably acceptable to Seller, (ii) the representations and warranties of Buyer shall be true in all material respects with respect to the assignee, and (iii) no such assignment shall delay the Closing. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         26. REMEDIES CUMULATIVE. Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller or by Buyer of any other rights or the seeking of any other remedies against the other.

         27. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including without limitation the Letter Agreement).
No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

         28. SEVERABILITY. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

         29. PRESS RELEASES. All notices to third parties and other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Buyer and Seller. Prior to the Closing Date neither of the parties hereto shall act unilaterally in this regard without the prior written approval of the other, except as required by law and/or the rules and regulations of the Commission.

         30. HEADINGS. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

         31. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the District of Columbia, excluding the choice of law rules thereof.

         32. SIGNATURE IN COUNTERPARTS. This Agreement may be executed in separate counterparts, neither of which need contain the signatures of both parties, each of which shall be deemed to be an original, and both of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                              SELLER
                              ------

                              WHTM-TV, INC.


                              BY:
                                  ------------------------------
                                   ROBERT PRICE
                                   PRESIDENT


                              BUYER
                              -----

                              ALLBRITTON COMMUNICATIONS
                              COMPANY


                              BY:
                                 ------------------------------
                                   ROBERT L. ALLBRITTON
                                   EXECUTIVE VICE PRESIDENT

                             ACQUISITION OF WHTM-TV

                                LIST OF EXHIBITS


Exhibit A      Assignment of Leases

Exhibit B      Bill of Sale

Exhibit C      Assignment of Licenses

Exhibit D      Assignment of Contracts

Exhibit E      Special Warranty Deed

Exhibit F      Opinion of Seller's Counsel

Exhibit G      Assumption Agreement

Exhibit H      Opinion of Buyer's Counsel

Exhibit I      Escrow Agreement

                             ACQUISITION OF WHTM-TV

                               LIST OF SCHEDULES


Schedule 1(a)                 Real Property

Schedule 1(b)                 Leasehold Interests

Schedule 1(f)                 Tangible Personal Property

Schedule 1(g)                 FCC Licenses

Schedule 1(h)                 Copyrights, Trademarks and Trade
                              Names

Schedule 1(i)                 Trade-out Agreements and other
                              Contracts, Agreements, and Leases

Schedule 1(j)                 Deposits and Prepaid Expenses

Schedule 1(k)                 Motor Vehicles

Schedule 3.03                 Litigation

Schedule 3.04(a)              Financial Statements

Schedule 3.05(b)(ii)          Permitted Encumbrances

Schedule 3.05(b)(iii)         Encumbrances

Schedule 3.05(d)              Consents Required to Transfer
                              Assets

Schedule 3.06                 Violations of Licenses, Statutes or
                              Laws

Schedule 3.09                 Reports and Records

Schedule 3.11                 Conflicts

Schedule 3.12                 Transactions with Related Parties

Schedule 3.14(a)              Employee Benefit Plans

Schedule 3.15(b)              Environmental Matters

Schedule 3.16                 Employment Agreements and Collective
                              Bargaining Agreements

Schedule 3.18                 Insurance

Schedule 4.02                 Consents Required from Buyer's Lenders

                                   EXHIBIT A

                              ASSIGNMENT OF LEASES


               THIS ASSIGNMENT OF LEASES, dated as of _______ __, 1995, is by WHTM-TV, INC., a Pennsylvania corporation ("Assignor").

               WHEREAS, Assignor and ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation ("Assignee"), are parties to the Asset Purchase Agreement dated as of October __, 1995 (the "Purchase Agreement"), providing, among other things, for the assignment to Assignee by Assignor of Assignor's right, title and interest in the Assets (as defined therein), including those assets conveyed by this Assignment of Leases;

               NOW, THEREFORE, in consideration of the payment by Assignee of the purchase price pursuant to the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, Assignor does hereby bargain, sell, assign, transfer, convey and deliver to Assignee and its successors and assigns the various leases listed in Appendix A attached hereto (the "Assigned Leases") and all of Assignor's right, title and interest in and to the Assigned Leases.

               TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns, for its exclusive use and benefit forever.

               Assignor hereby agrees, from and after the date hereof upon the request of Assignee, to execute such other documents as Assignee reasonably may require in order to obtain the full benefit of this Assignment of Leases and Assignor's obligations hereunder.

               IN WITNESS WHEREOF, Assignor has caused this Assignment of Leases to be executed as of the day and year first above written.


                                           WHTM-TV, INC.



                                           BY:
                                              --------------------------------

                                   EXHIBIT B

                     BILL OF SALE AND ASSIGNMENT OF ASSETS


               THIS BILL OF SALE AND ASSIGNMENT OF ASSETS, dated as of _____ __, 1995, is by WHTM-TV, INC., a Pennsylvania corporation ("Seller").

               WHEREAS, Seller and ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation ("Buyer"), have entered into an Asset Purchase Agreement dated as of October __, 1995 (the "Purchase Agreement"), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Assets (as defined therein) relating to television station WHTM-TV, Harrisburg, Pennsylvania (the "Station"), all in accordance with and subject to the terms and conditions set forth in the Purchase Agreement;

               NOW, THEREFORE, for and in consideration of the payment by Buyer of the purchase price pursuant to the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, Seller does hereby bargain, sell, assign, transfer, convey and deliver to Buyer, its successors and assigns all of its right, title and interest in and to the following: all furniture, fixtures, furnishings, machinery, equipment, inventory, supplies, antenna installations, towers and other property, including, without limitation, those described in Schedule 1(f) of the Agreement; all of the copyrights, trademarks and trade names (including any and all applications, registrations, extensions and renewals relating thereto), and all of the rights associated therewith, including, without limitation, those described in Schedule 1(h) of the Agreement, and Seller's rights to the call letters for the Station; all deposits and prepaid expenses, including, without limitation, those described in Schedule 1(j) of the Agreement; all engineering, business and other books, papers, files and records, but not the articles of incorporation, by-laws, minute books, stock transfer records, or other corporate records of Seller; all translators, earth stations, business radio licenses and other auxiliary facilities, and all applications therefor; and all other personal and mixed assets, both tangible and intangible (including the business of the Station as a "going concern"), wherever located, owned or held by Seller and which are used or useful in connection with the business and operations of the Station.

               The foregoing shall include, without limitation, those assets set forth and described in Appendix A hereto.

               TO HAVE AND TO HOLD the said described property to Buyer, its successors and assigns, for its exclusive use and benefit forever.

               Seller does hereby agree, from and after the date hereof upon the request of Buyer, to execute such other documents as Buyer reasonably may require in order to obtain the full benefit of this Bill of Sale and Assignment of Assets and Seller's obligations hereunder.

               IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed, and its corporate seal affixed, as of the date first written above.



                                             WHTM-TV, INC.

                                             BY:
                                                 ------------------------------

                                   EXHIBIT C

                      ASSIGNMENT OF FEDERAL COMMUNICATIONS
                     COMMISSION LICENSES AND AUTHORIZATIONS


               THIS ASSIGNMENT OF FEDERAL COMMUNICATIONS COMMISSION LICENSES AND AUTHORIZATIONS, dated as of _____ __, 1995, is by WHTM-TV, INC., a Pennsylvania corporation ("Seller").

               WHEREAS, Seller and ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation ("Buyer"), entered into an Asset Purchase Agreement dated as of October __, 1995 (the "Purchase Agreement"), providing, among other things, for the sale, assignment, transfer, conveyance and delivery to Buyer of the Assets (as defined therein); and

               WHEREAS, in the Purchase Agreement it was agreed, subject to the granting of the necessary consents by the Federal Communications Commission (the "Commission"), that Seller would assign to Buyer the licenses and other authorizations issued by the Commission for operation of television station WHTM-TV, Harrisburg, Pennsylvania (the "Station"); and

               WHEREAS, the Commission has authorized the assignment of such licenses and other authorizations from Seller to Buyer;

               NOW, THEREFORE, in consideration of the payment by Buyer of the purchase price pursuant to the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, Seller does hereby assign to Buyer and its successors and assigns all of Seller's right, title and interest in and to the licenses and other authorizations issued by the Commission with respect to the Station and which are listed in Appendix A attached hereto and by reference incorporated herein.

               IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed, and its corporate seal affixed, as of the date first written above.


                                             WHTM-TV, INC.



                                             BY:
                                                 ------------------------------

                                   EXHIBIT D

                            ASSIGNMENT OF CONTRACTS


               THIS ASSIGNMENT OF CONTRACTS, dated as of _____ __, 1995, is by WHTM-TV, INC., a Pennsylvania corporation ("Assignor").

               WHEREAS, Seller and ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation ("Assignee"), entered into an Asset Purchase Agreement dated as of October __, 1995 (the "Purchase Agreement"), providing, among other things, for the assignment to Assignee by Assignor of Assignor's right, title and interest in the Assets (as defined therein), including those assets conveyed by this Assignment of Contracts;

               NOW, THEREFORE, in consideration of the payment by Assignee of the purchase price pursuant to the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, Assignor does hereby bargain, sell, assign, transfer, convey and deliver to Assignee and its successors and assigns all of the contracts, agreements, leases and other intangible assets owned or held by Assignor and used or useful in connection with the business and operations of Television Station WHTM-TV, including, without limitation, all contracts, agreements and leases set forth and described on Appendix A attached hereto.

               TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns, for its exclusive use and benefit forever.

               Assignor does hereby agree, from and after the date hereof upon the request of Assignee, to execute such other documents as Assignee reasonably may require in order to obtain the full benefit of this Assignment of Contracts and Assignor's obligations hereunder.

               IN WITNESS WHEREOF, Assignor has caused this Assignment of Contracts to be executed as of the day and year first above written.


                                            WHTM-TV, INC.



                                            BY:
                                                -------------------------------

                                   EXHIBIT G

                              ASSUMPTION AGREEMENT


               THIS ASSUMPTION AGREEMENT, dated as of _____ __, 1995, is made and entered into by and between ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation ("Buyer"), and WHTM-TV, INC., a Pennsylvania corporation ("Seller").

               WHEREAS, pursuant to an Asset Purchase Agreement dated as of October __, 1995 between Buyer and Seller (the "Purchase Agreement"), Seller is obligated to transfer and assign to Buyer on this date the Assets (as defined therein), for the consideration and upon the terms and conditions set forth in the Purchase Agreement;

               WHEREAS, the Purchase Agreement provides that Buyer shall assume certain specified liabilities and obligations of Seller, but only such specified liabilities and obligations;

               NOW, THEREFORE, for and in consideration of the transfer of the aforesaid assets, and in further consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and pursuant to the Purchase Agreement, Buyer hereby assumes only the following liabilities and obligations of Seller (the "Assumed Liabilities"): (a) the liabilities and obligations of Seller to be performed after the date hereof under the contracts, agreements and leases set forth and described in Schedules 1(b) and 1(i) of the Purchase Agreement (or not required to be disclosed on such Schedules under the first sentence of Section 3.10 of the Purchase Agreement),
(b) the liabilities and obligations of Seller to be performed after the date hereof under any contracts, agreements and leases which are entered into after the date of the Purchase Agreement (in compliance with Section 7 of the Purchase Agreement) and which are identified in the certificate referred to in
Section 11.02(c) of the Purchase Agreement, and (c) the items for which Buyer receives an adjustment credit under Section 14 of the Purchase Agreement. Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Seller except as specified herein.

               Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Seller except as specified in this Assumption Agreement.

               Each of Seller and Buyer hereby agrees, from and after the date hereof upon the request of the other party to execute such other documents as such other party reasonably may require in order to obtain the full benefit of this Assumption Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on their behalf, on the day and year first above written.


                                      BUYER

                                      ALLBRITTON COMMUNICATIONS COMPANY



                                      BY:
                                          -----------------------------------


                                      SELLER

                                      WHTM-TV, INC.



                                      BY:
                                          -----------------------------------

                                   EXHIBIT H

                           OPINION OF BUYER S COUNSEL


                          [HOGAN & HARTSON LETTERHEAD]


                           ___________________, 1996



WHTM-TV, Inc.
c/o Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020

Attn.:  Mr. Robert Price

                 RE: ASSET PURCHASE AGREEMENT BETWEEN WHTM-TV, INC. AND ALLBRITTON COMMUNICATIONS COMPANY

Ladies and Gentlemen:

               This firm has acted as counsel to Allbritton Communications Company, a Delaware corporation (the "Company"), in connection with that certain Asset Purchase Agreement, dated as of October __, 1995 (the "Agreement"), between the Company and WHTM-TV, Inc., a Pennsylvania company (the "Seller"). The Agreement provides for the sale by the Seller to the Company of the Assets (as defined therein) of television station WHTM-TV, Harrisburg, Pennsylvania (the "Station"). This opinion letter is furnished to you pursuant to the requirements set forth in Section 11.03(e) of the Agreement in connection with the Closing thereunder on the date hereof. Capitalized terms used herein which are defined in the Agreement shall have the meanings assigned to such terms in the Agreement, unless otherwise defined herein.

               For purposes of this opinion letter, we have examined the following:

               1.      Executed copy of the Agreement.

               2.      Executed copy of the Deposit Escrow Agreement.

               3.      Executed copy of the Assumption Agreement.

               4. The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on ___________, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

               5. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

               6. A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware, dated
                       _________.

               7. A certificate of good standing of the Company issued by the Secretary of the Commonwealth of Pennsylvania, dated
                       ___________.

               8. Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent, dated as of __________, 1995, all as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Transaction Documents, the purchase of the Assets, and related matters.

               9. A certificate of certain officers of the Company, dated __________ as to certain facts relating to the Company.

               10. A certificate of the Secretary of the Company, dated _________, as to the incumbency and signatures of certain officers of the Company.

               11.     Hogan & Hartson L.L.P. litigation docket.

               We have not, except as specifically identified above, made any independent review or investigation of factual or other matters for purposes of rendering this opinion, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the Transaction Documents and the aforesaid certificates, records, documents, licenses, authorizations and files, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy, completeness and authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies, and the authenticity of all such latter documents. We also have assumed the accuracy, completeness and authenticity of the foregoing certifications (of public officials, governmental agencies and departments, corporate officers and individuals) and statements of fact, on which we are relying, and have made no independent investigations
thereof.   This opinion letter is given, and all statements herein are made, in the context of the foregoing.

               As used in this opinion letter, the phrase "to our knowledge" means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers in the firm who have given substantive legal attention to representation of the Company in connection with the Agreement.

               For purposes of this opinion letter, we have assumed that (i) the Seller has all requisite power an authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Agreement, (ii) Seller has duly authorized, executed and delivered the Agreement, (iii) Seller is validly existing and in good standing in all necessary jurisdictions, (iv) the Agreement constitutes a valid, binding and enforceable obligation and (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Agreement.

               This opinion letter is based as to matters of law solely on applicable provisions of (i) the General Corporation Law of the State of Delaware, as amended (the "Delaware Corporation Law"), (ii) the Communications Act of 1934, as amended, 47 U.S.C. Section 1 et seq. (the "Act") and the rules and regulations of the Federal Communications Commission (the "FCC"), and (iii) the laws of the District of Columbia, and we express no opinion as to any other laws, statutes, ordinances, rules or regulations (such as federal or state securities laws or regulations, antitrust or unfair competition laws or regulations or tax laws or regulations). We note that no opinion is expressed herein with respect to matters relating to restricting or otherwise affecting competition or with respect to the solvency of any person or entity.

               Based upon, subject to and limited by the foregoing, we are of the opinion that:

               (a) The Company was incorporated, and is validly existing and in good standing as of the date of the certificate attached hereto as Exhibit A, under the laws of the State of Delaware, and the Company has the corporate power and corporate authority under its Certificate of Incorporation and the Delaware Corporation Law to own and operate its current properties and to transact the business in which it is currently engaged.

               (b) The Company is authorized to transact business as a foreign corporation in the Commonwealth of Pennsylvania as of the date of the certificate attached hereto as Exhibit B.

               (c) The Company has the corporate power and corporate authority under its Certificate of Incorporation and the Delaware Corporation Law to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution, delivery and performance as of the date hereof by the Company of the Transaction Documents have been duly authorized by all necessary corporate action of the Company.

               (d) The Transaction Documents have been duly executed and delivered on behalf of the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and except as may be limited by the exercise of judicial discretion and the application of principles of public policy and equity including, without limitation, requirements of good faith, fair dealing and conscionability (regardless of whether such documents are considered in a proceeding in equity or at law).

               (e) The execution, delivery and performance as of the date hereof by the Company of the Transaction Documents do not (i) require any approval of its shareholders which has not been obtained, (ii) violate the Delaware Corporation Law or the Certificate of Incorporation or Bylaws of the Company, (iii) to our knowledge, violate any applicable law, rule, regulation, order, judgment or decree, (iv) to our knowledge, violate the Act or the rules and regulations of the FCC (the "Rules"), (v) cause any forfeiture of any of the Licenses, or (vi) require any filing with or approval of the FCC which has not been made or obtained.

               Based solely upon the officers certificate identified in Paragraph 14 above and a review of this firm s litigation docket, we hereby confirm to you that, to our knowledge, there are no actions, suits or proceedings pending or threatened against the Company, or in which the Company is a party, before any court or governmental department, commission, board, bureau, agency or instrumentality that question the validity of the Agreement or any action taken or to be taken pursuant thereto, or that seek to enjoin or otherwise prevent the consummation of the transactions contemplated by the Agreement or to recover in damages or obtain other relief as a result thereof, or that, if determined adversely to the Company, would result in any material liability on the part of the Company or in any material adverse change in the financial condition of the Company, other than proceedings generally affecting the business in which the Company is engaged.

               The opinion expressed in Paragraph (d) above shall be understood to mean only that (i) if there is a default in the performance of an obligation, (ii) if a failure to pay or other damage can be shown and (iii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in Paragraph (d) above, the court will provide a money damage, injunctive or other remedy.

               We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the Closing under the Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


                                                   Very truly yours,



                                                   HOGAN & HARTSON L.L.P.